UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:   November 19, 2004

(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION (Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 619100, Dallas, Texas		75261-9100
(Address of principal executive offices)		(Zip Code)

(972) 281-1200

(Registrant’s telephone number, including area code)

Item 3.03.    Material Modification to Rights of Security Holders.

        On November 19, 2004, Kimberly-Clark Corporation, a Delaware corporation (the “Company”), terminated the Rights Agreement between the Company and First National Bank of Boston, N.A., dated as of June 21, 1988, as amended and restated as of June 8, 1995 (the “Rights Agreement”) by amending such agreement to accelerate the final expiration date thereof from June 8, 2005 to the close of business on November 19, 2004.

        On November 16, 2004, the Board of Directors of the Company adopted the following policy statement effective upon the termination of the Rights Agreement at the close of business on November 19, 2004:

“Kimberly-Clark does not have a “poison pill” or stockholder rights plan.

If Kimberly-Clark were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of independent directors of the Board determines that it would be in the best interests of stockholders to adopt a plan before obtaining stockholder approval.

If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year.

The Nominating and Corporate Governance Committee shall review this policy statement periodically and report to the Board on any recommendations it may have concerning the policy.”

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        As a consequence of the termination of the Rights Agreement, as described above under Item 3.03, the Company has today filed a Certificate of Elimination with the Secretary of State of the State of Delaware effecting the elimination of the Certificate of Designations with respect to the Company’s Series A Junior Participating Preferred Stock.

Item 9.01.    Financial Statements and Exhibits.

(c)     Exhibits.

(4)a	Amendment No. 1 to Amended and Restated Rights Agreement between Kimberly-Clark Corporation and First National Bank of Boston, N.A., dated as of November 19, 2004.

(4)b	Certificate of Elimination with respect to Series A Junior Participating Preferred Stock.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION By: /s/ Timothy C. Everett —————————————— Timothy C. Everett Vice President and Secretary

November 19, 2004

3

EXHIBIT INDEX

(4)a	Amendment No. 1 to Amended and Restated Rights Agreement between Kimberly-Clark Corporation and First National Bank of Boston, N.A., dated as of November 19, 2004.

(4)b	Certificate of Elimination with respect to Series A Junior Participating Preferred Stock.